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Exhibit 23(a)(7)

                          SELECTED SPECIAL SHARES, INC.

                              ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION


         SELECTED SPECIAL SHARES, INC., a Maryland corporation having its principle [sic] office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:

                  NINTH: Each holder of the stock of the Corporation shall be entitled at any time to require the Corporation, to the extent that the Corporation shall have any surplus available for such purpose and out of such surplus, to purchase all or any part of the shares of stock standing in the name of such holder on the books of the Corporation at the net asset value of such shares; provided, however, that the Corporation may suspend such right of redemption or postpone payment for such shares pursuant to the 1940 Act or any rule, regulation or order thereunder. The procedures and requirements for redemption shall be determined by the Corporation or its duly authorized agent.

                  Any redemptions or purchases of shares by the Corporation of any class of the Corporation's stock shall be made solely from assets belonging to such class.

                  The Corporation, without the vote or consent of the stockholders of the Corporation, may redeem all shares of stock in any stockholder's account in which the value of such shares is less than $500.00, or such other minimum amount as the board of Directors may from time to time establish, in its discretion; provided, [sic] that any such redemption is at a price determined in accordance with the Corporation's then current prospectus.

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         SECOND: The Board of Directors of the Corporation, duly adopted a resolution setting forth the foregoing amendment, declaring that the amendment was advisable and directing that the amendment be submitted for consideration by the shareholders of the Corporation at their next annual meeting.

         THIRD: The said amendment has been approved by the holders of a majority of the issued and outstanding stock entitled to vote on the amendment in accordance with Article Fourteenth of the Articles of Incorporation of the Corporation and the Maryland General Corporation Law.

         IN WITNESS WHEREOF, SELECTED SPECIAL SHARES, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on April 12, 1990.

                            SELECTED SPECIAL SHARES, INC.

                            By: /s/ ______________________________
                                     William L. Calderwood,
                                     Its Vice President

         ATTESTED:
         /s/ Nancy L. DiVito
         -------------------
         Assistant Secretary



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                  THE UNDERSIGNED, who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                               /s/____________________________
                                                  William L. Calderwood


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